UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 25, 2005

Burlington Resources Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-9971	91-1413284
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

717 Texas Avenue, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-624-9500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2005, the Compensation Committee (the "Committee"), a committee of the Board of Directors of Burlington Resources Inc. (the "Company"), took the following actions concerning executive compensation.

2001 PERFORMANCE SHARE UNIT PLAN

As the Plan Administrator under the Burlington Resources Inc. 2001 Performance Share Unit Plan (the "2001 PSU Plan"), the Committee vested all of the remaining performance share units granted under the plan based on the Company’s relative Total Shareholder Return and achievement of certain strategic, operating and financial objectives for the performance period which began January 1, 2001 and ended on December 31, 2004. Previously, the Committee had approved the vesting and payout in aggregate of 50 percent of the units granted under the 2001 PSU Plan during the prior three years. Under the terms of the 2001 PSU Plan, participants receive a payment equal to the number of units then being vested multiplied by the average closing price of the Company’s common stock for the 20 business days immediately preceding and including December 31 of the performance period. No additional units will be granted or vest under the 2001 PSU Plan. Set forth on Exhibit 10.3 is a description of the payouts to the named executive officers resulting from the vesting of their performance share units under the 2001 PSU Plan.

INCENTIVE COMPENSATION PLAN

In addition, the Committee modified one of the performance measures for bonuses awarded under the Burlington Resources Inc. Incentive Compensation Plan (the "Bonus Plan") for the 2005 performance year. The Bonus Plan is the program by which executives and key employees can earn additional compensation based on individual, division and Company performance relative to certain annual objectives. In evaluating the Company’s 2005 performance, the Committee will continue to consider a combination of operating and financial objectives, including Return on Capital Employed, growth in Appraised Net Worth per share (calculated on a price normalized basis), Unit Cash Costs, Change in Production per Share and Reserve Replacement Costs. Return on Capital Employed will now be evaluated in light of the Company’s performance relative to its self-constructed peer group and that amount may be modified based on commodity prices. These measures will be specifically weighted and are considered to be critical to the Company’s fundamental goal of building shareholder value. In addition, the Committee has the discretion to modify the result of these measures based upon the Company’s relative Total Shareholder Return as compared to its self-constructed peer group and the Company’s environmental health and safety performance.

On January 26, 2005, the Company’s Board of Directors took the following actions concerning executive compensation.

NAMED EXECUTIVE OFFICER SALARY INCREASES

The independent members of the Company’s Board of Directors approved increases to the base salaries for certain of the Company’s named executive officers, which increases were recommended by the Committee. The revised arrangements, which are effective as of January 1, 2005, are described on the attached Exhibit 10.3.

2005 PERFORMANCE SHARE UNIT PLAN

With the completion in December 2004 of the four-year performance period under the Company’s 2001 PSU Plan and with the recommendation of the Committee, the Company’s Board of Directors approved the Burlington Resources Inc. 2005 Performance Share Unit Plan for the Company’s executives (the "2005 PSU Plan") attached as Exhibit 10.1. The purpose of the 2005 PSU Plan is to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract and retain executives in the employ of the Company and its subsidiaries and to deliver pay commensurate with the Company’s performance and to align the efforts of the Company’s executives to the long term interests of the Company’s stockholders. Vesting of performance share units under the 2005 PSU Plan will occur over a four-year performance period beginning in January 2005 and ending in December 2008 and is dependent on the Company’s relative Total Shareholder Return and achievement of its strategic, operating and financial objectives as determined by the Plan Administrator. Up to one-fourth (1/4) of the units granted will be eligible for vesting each year during the performance cycle and any previously unvested units will be eligible for vesting at the end of the four-year performance period. Payout of vested units will occur annually and the value of the units will be determined by the average closing price of the Company’s common stock price for the 20 business days immediately preceding and including December 31 of the performance period. The Committee serves as the Plan Administrator for the 2005 PSU Plan.

In connection with the approval by Board of Directors of the 2005 PSU Plan, the Committee, as Plan Administrator, approved a grant of performance share units, the terms and conditions of which are reflected on the form of performance share unit grant letter attached as Exhibit 10.2 (the "PSU Grant Letter"). Under the 2005 PSU Plan, the Company has previously and may in the future grant to certain eligible executives and other senior officers performance share unit awards in accordance with the PSU Grant Letter. Set forth on Exhibit 10.3 is a description of the grants to the named executive officers under the 2005 PSU Plan.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

The following are filed as exhibits to this report:

10.1 Burlington Resources Inc. 2005 Performance Share Unit Plan.
10.2 Form of performance share unit grant letter under the Burlington Resources Inc. 2005 Performance Share Unit Plan.
10.3 Named Executive Officer Compensation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Burlington Resources Inc.

January 31, 2005	By:	L. David Hanower

Name: L. David Hanower
Title: Senior Vice President, Law and Administration

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Exhibit Index

Exhibit No.	Description

10.1	Burlington Resources Inc. 2005 Performance Share Unit Plan.
10.2	Form of performance share unit grant letter under the Burlington Resources Inc. 2005 Performance Share Unit Plan.
10.3	Named Executive Officer Compensation.